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                 NABORS ANNOUNCES SALE OF CONVERTIBLE SECURITIES
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HOUSTON, TEXAS, JANUARY 31, 2001, Nabors Industries, Inc. today announced the sale of $700 million Rule 144A zero coupon convertible securities.

The securities offered have not yet been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Nabors companies actively market over 500 land drilling and 680 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 37 platform, 11 jack-up, and four barge rigs in the Gulf of Mexico and international markets. These rigs provide drilling, workover and well-servicing services. Nabors also operates 30 active marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

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Nabors' stock is listed on the American Stock Exchange (NBR). For further information, please contact Dennis A. Smith at Nabors at (281) 874-0035. To request Investor Materials, call (281) 775-8000 - extension 5363.